Exhibit 10.3

THE COMPANY PURCHASE AGREEMENT

1. Neolara Corp. located at Contiguo a la Guardia de Asistencia Rural, San Vito, Coto Brus, Puntarenas, 60801, Costa Rica [hereinafter “Buyer”] agree to purchase from Brian Amir (the "Seller"), the whole business, including business assets, goodwill, patent, trade names and leasehold rights, known as the Company ”Futureproof Eco Solutions LLC” located at Del Ebais 25 este y 300m norte Uvita de Osa, Puntarenas, 60504, Costa Rica.

2. This Company Purchase Agreement (the "Agreement ") is made effective on June 30, 2022 (the “Effective Date”).

3. In consideration for the sale of the Company and Purchased Assets, the Buyer agrees to pay $ 55,000 (the “Purchase Price”) to Seller within 365 days of the Effective Date.

4. Closing costs, including attorney’s fees, shall be shared equally by the Buyer and Seller.

5. The Seller warrant that at the time physical possession of the business and the attachments related to this business including business assets, goodwill, patents, trade names and leasehold rights are delivered to the Buyer, business will be in satisfactory working order with the contracts and contact information of hired contractors and freelance workers if any.

6. The Buyer and Seller agree to execute all documents necessary to conclude this transaction, including, where applicable, assignments of leases, contracts, licenses, operating agreements or other such documents necessary to fulfill the parties’ intent.

7. This document and the attachment hereto contain the entire understanding of the parties and there are no additional oral agreements, understandings or representations relied upon by the parties. Any modifications must be in writing and signed by all parties.

8. The Seller warrant that there is a clear and marketable title to the business being sold e, and that they are not aware of any claims, litigation or governmental investigations affecting the operation of the business or any assets being sold.

9. In case any litigation is necessary to collect any sum due the Broker, the Buyer and Seller, jointly and severally, agree to pay the expenses incurred by the Broker in connection with such suit, including attorney’s fees.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming. This Agreement replaces any and all prior agreements between the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Seller: Brian Amir	Buyer: Neolara Corp.

Signature: /s/ Brian Amir	Signature: /s/ Julio

Date: June 30, 2022	Date: June 30, 2022

THE ATTACHMENT

•	Description of Patent

•	National Patent Application

•	Confirmation of National Patent Application (Accepted)

•	Patent itself (when ready)